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                                SUBSIDIARIES OF                      Exhibit 21
                                CHOICEPOINT INC.



ChoicePoint Services Inc.
PRC Corporation
Professional Test Administrators, Inc.
Intellisys, Inc.
CDB Infotek
Applied BioConcepts Inc.
Innovative Data Services, Inc.
ChoicePoint Business and Government Services Inc.
Osborn Group Inc.
ChoicePoint Health Systems Inc.
Application Profiles Inc.
Osborn Laboratories (Canada) Inc.
Statewide Data Services, Inc.
ChoicePoint Direct Inc.
National Credit Audit Corporation
Optimum Graphics Printing, Inc.
Public Records Online Inc.
EquiSearch Services Inc.
ChoicePoint Asset Company
ChoicePoint Capital Corporation
ChoicePoint Licensing Company
SearchPointe Inc.
DataMart Acquisition Company, Inc.
NSA Resources, Inc.
National Safety Alliance, Incorporated